Exhibit 4.13

CONSENT OF JEAN-FRANÇOIS BÉLANGER

Reference is made to the Annual Report on Form 40-F for the year ended February 28, 2014 (the “Annual Report”) of Virginia Mines Inc. (the “Company”), filed with the U.S. Securities and Exchange Commission.

I, Jean-François Bélanger, staff member of Anglo American Exploration (Canada) Ltd., participated in the preparation of the technical report entitled “Technical Report and Recommendations, 2013 Exploration Program, Payne Bay Property, Québec, Anglo American Exploration (Canada) Ltd. – Virginia Mines Inc.” completed in March 2014 (the “Report”), concerning mineralized material in the Payne Bay property for the Company. Portions of the Report are summarized under headings “Item III – Description of the Business – 3.5.4 Geological Setting; 3.5.5 Exploration and Drilling; and 3.5.6 Mineralization” in the Annual Information Form of the Company for the year ended February 28, 2014 (included as Exhibit 1 of the Annual Report, which Exhibit is incorporated by reference herein).

I hereby consent to the inclusion of the foregoing written disclosure and to the references to such disclosure and to my name under the foregoing heading and to all other references to such disclosure and to my name included or incorporated by reference in the Annual Report.

Very truly yours,

/S/ Jean-François Bélanger
Name: Jean-François Bélanger B.Eng., Jr.Eng.

May 15, 2014